Exhibit 4.3(C)

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (the “1933 ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY, IN FORM AND SUBSTANCE, TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

PLAIN ENGLISH WARRANT

This is a PLAIN ENGLISH WARRANT dated March 7, 2008 by and between ONCOMED PHARAMCEUTICALS, INC. a Delaware corporation, and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company.

The words “We”, “Us”, or “Our” refer to the warrant holder, which is TRIPLEPOINT CAPITAL LLC. The words “You” or “Your” refers to the issuer, which is ONCOMED PHARMACEUTICALS, INC., and not to any individual. The words “The Parties” refers to both TRIPLEPOINT CAPITAL LLC and ONCOMED PHARAMCEUTICALS, INC. This Plain English Warrant may be referred to as the “Warrant”.

The Parties have entered into a Plain English Master Lease Agreement dated as of January 12, 2007, and related Software or Hardware Facility Schedules and Summary Schedules which are collectively referred to as the “Lease Agreement”.

In consideration of such Lease Agreement, the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date	Warrant Number	Lease Facility Schedules

March 7, 2008	461-W-03	0461-LE-01H (fka E1-461-H)

Warrant Coverage

$1,350,000, multiplied by (b) 4.5%; provided, however, that in the event that (i) all or any portion of the Commitment Amount under the Lease Agreement is transferred to the Commitment Amount under the Plain English Growth Capital Loan and Security Agreement dated January 12, 2007 between You and Us in connection with that certain Letter Agreement dated January 12, 2007 between You and Us (collectively, the “Transfers”) and (ii) the Transfers exceed $1,350,000 in the aggregate, the Warrant Coverage shall be reduced by the product of (a) the aggregate amount of Transfers in excess of $1,350,000, multiplied by (b) 4.5%.

The Warrant Coverage is subject to adjustment as set forth in Section 1.

Number of Shares	Price Per Share	Type of Stock

Warrant Coverage divided by Exercise Price	As set forth in Section 1 of this Warrant under the caption “What You Agree to Grant Us.”	Series B Preferred Stock or Next Round Preferred Stock, pursuant to Section 1 of this Warrant

OUR CONTACT INFORMATION
Name	Address For Notices	Contact Person
TriplePoint Capital LLC	2420 Sand Hill Road, Ste. 101 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-2094	Sajal Srivastava, COO Tel: (650) 233-2102 Fax: (650) 854-2094 email: sks@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Oncomed Pharmaceuticals, Inc.	800 Chesapeake Drive Redwood City, CA, 94063	Paul Hastings, CEO Tel: (650) 995-8200 Fax: (650) 298-8600 email: paul.hastings@oncomed.com

1.	WHAT YOU AGREE TO GRANT US.

You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant, to subscribe to and to purchase from You that number of fully paid and non-assessable shares of Applicable Preferred Stock equal to the quotient of (a) Sixty Thousand Seven Hundred Fifty ($60,750) divided by (b) the Exercise Price (as defined below).

Notwithstanding anything contained herein, the Warrant Coverage and Number of Shares shall be adjusted in the event that (i) all or any portion of the Commitment Amount under the Lease Agreement is transferred to the Commitment Amount under the Loan Agreement in connection with that certain Letter Agreement dated January 12, 2007 between You and Us (collectively, the “Transfers”) and (ii) the Transfers exceed $1,350,000 in the aggregate. In the event of that Transfers exceed $1,350,000 in the aggregate, the Warrant Coverage shall be reduced by the product of (a) the aggregate amount of Transfers in excess of $1,350,000, multiplied by (b) 4.5%.

For purposes of this Warrant, the “Applicable Preferred Stock” shall be Your Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred”); provided, however, that in the event the price per share of the Next Round Preferred Stock (as defined below) paid by investors in the Next Round (as defined below) is lower than the original price per share of Your Series B Preferred Stock (i.e., $1.40 per share), the “Applicable Preferred Stock” from and after the closing of the Next Round shall be the Next Round Preferred Stock.

For purposes of this Warrant, “Next Round” shall mean the next round of equity financing subsequent to the Effective Date in which at least a total of $10,000,000 of cash proceeds are received from investors, including without limitation an equity financing involving the sale and issuance of Your Series B-1 Preferred Stock.

For purposes of this Warrant, the “Next Round Preferred Stock” shall mean the series of Preferred Stock, par value $0.001 per share, which You issue in the Next Round. For the avoidance of doubt, the Next Round Preferred Stock shall include a round of equity financing involving the sale and issuance of Your Series B-1 Preferred Stock.

The Exercise Price shall be the lesser of: (i) $1.40 per share (i.e., the original price per share of Your Series B Preferred Stock) and (ii) the price per share of the Next Round Preferred Stock paid by investors in the Next Round.

The number and purchase price of such shares are subject to adjustment as provided in Section 4 hereof.

The Parties agree that this Warrant to purchase the Warrant Stock has a fair market value equal to $100 and that $100 of the issue price is included as part of the leased value and will be allocable to the Warrant and the original issue discount on the Lease Agreement shall be considered to be zero.

2.	WHEN ARE WE ENTITLED TO PURCHASE YOUR APPLICABLE PREFERRED STOCK.

The term of this Warrant and our right to purchase Applicable Preferred Stock will begin on the Effective Date, and shall be available for the greater of: (i) 7 years from the Effective Date, (ii) 5 years from the effective date of Your initial public offering of Your Common Stock pursuant to a registration statement under the 1933 Act (“Your IPO”).

Notwithstanding the foregoing, Our right to purchase the Warrant Stock shall be automatically and fully exercised (without surrender of the Warrant) upon the occurrence of a Merger Event (as defined below in Section 4), in which You are not the surviving corporation, provided that, upon consummation of the Merger Event, the consideration payable to Us pursuant to such exercise and on account of the Warrant Stock consists of (i) cash or (ii) cash and/ or stock that is traded on a recognized public exchange or on the NASDAQ Stock Market at a price per share equal to or greater than two (2) times the Exercise Price per share (as adjusted). No less than ten (10) business days prior to any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the proposed merger agreement and information concerning Your expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of the executed merger agreement, (b) any other documents in connection therewith, (c) information concerning Your capitalization immediately prior to the Merger Event, and, (d) upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement.

In such a Merger Event, if the consideration payable to Us pursuant to the exercise of this Warrant and on account of the Warrant Stock upon the occurrence of a Merger Event does not consist of (i) cash or (ii) cash and/or stock that is traded on a recognized public exchange or on the NASDAQ Stock Market or is less than two (2) times the Exercise Price per share and We have not elected to exercise Our rights under this Warrant, then You may, at Your sole discretion, pay Us a sum equal to one (1) time the Exercise Price for each share exercisable under this Warrant in exchange for the cancellation of this Warrant upon the consummation of the Merger Event.

3.	HOW WE MAY PURCHASE YOUR APPLICABLE PREFERRED STOCK.

We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant, by (i) surrender of the Warrant to be held in escrow by You until receipt of the Applicable Preferred Stock by Us, together with a completed and executed Notice of Exercise in the form attached as Exhibit I, to Your principal offices and (ii) unless We elect the Net Issuance Method pursuant to the Notice of Exercise, payment to You of an amount equal to the aggregate Exercise Price for the number of shares being purchased.

Promptly upon receipt of the Notice of Exercise and in any event no later than twenty-one (21) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate for the number of shares of Applicable Preferred Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.

We may pay for the Applicable Preferred Stock by either (i) cash, check or wire transfer (to an account designated by You), or (ii) by the net issuance method as determined below. If We elect the Net Issuance method, You will issue Applicable Preferred Stock using the following formula:

X = Y(A-B)
A
Where:	X =	the number of shares of Applicable Preferred Stock to be issued to Us.
	Y =	the number of shares of Applicable Preferred Stock We request to be exercised under this Warrant.
	A =	the fair market value of one share of Applicable Preferred Stock.
	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Applicable Preferred Stock shall mean with respect to each share of Applicable Preferred Stock:

If the exercise is in connection with the initial public offering of Your Common Stock, and if Your registration statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus of the offering and (y) the number of shares of Common Stock into which each share of Applicable Preferred Stock is convertible at the time of such exercise;

If this Warrant is exercised after, and not in connection with Your initial public offering, and:

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if traded on a securities exchange, the fair market value shall be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Applicable Preferred Stock is convertible at the time of such exercise; or

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if actively traded over-the-counter, the fair market value shall be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Applicable Preferred Stock is convertible at the time of such exercise;

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if at any time Your Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Applicable Preferred Stock shall be the product of (x) the fair market value of a share of Your Common Stock, as determined in good faith by Your Board of Directors and (y) the number of shares of Common Stock into which each share of Applicable Preferred Stock is convertible at the time of such exercise, unless You shall become subject to a Merger Event pursuant to which You are not the surviving party, in which case the fair market value of Applicable Preferred Stock shall be deemed to be the value received by the holders of Your Applicable Preferred Stock on a Common Stock-equivalent basis pursuant to such Merger Event.

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During the term of this Warrant, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of (a) Applicable Preferred Stock to provide for the exercise of our rights to purchase Applicable Preferred Stock, and (b) Common Stock to provide for the conversion of the Applicable Preferred Stock.

If We elect to exercise part of the Warrant, You will promptly issue to Us an amended Warrant stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant shall be identical to those contained in this Warrant.

If at the end of the term of this Warrant, the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance herewith is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant hereto as to all shares of Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and You shall promptly deliver a certificate representing the shares of Warrant Stock (or such other securities) issued upon such conversion to Us.

4.	WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.

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If You are Acquired. Subject to the termination provisions in Section 2 above, if at any time (i) there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your stock otherwise provided for in this Warrant), (ii) You merge or consolidate with or into another entity whether or not You are the surviving entity, (iii) You sell or convey, or grant an exclusive license with respect to, all or substantially all of Your assets to any other person; or (iv) there occurs any transaction or series of related transactions that result in the transfer of fifty percent (50%) or more of the outstanding voting power of the capital stock of You (each of the foregoing events are referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that We shall thereafter be entitled to receive, upon exercise of Our rights under this Warrant, the number of shares of preferred stock or other securities of the successor or surviving person resulting from such Merger Event, equal in value to that which would have been issuable if We had exercised Our rights under this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Your Board of Directors) shall be made in the application of the provisions of this Warrant with respect to Our rights and interest after the Merger Event so that the provisions of this Warrant (including adjustments of the Exercise Price and number of shares of Applicable Preferred Stock purchasable) shall be applicable to the greatest extent possible.

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If You Reclassify Your Stock. If at any time You combine, reclassify, exchange or subdivide Your securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.

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If You Subdivide or Combine Your Shares. If at any time You combine or subdivide Your Applicable Preferred Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

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If You Pay Stock Dividends. If at any time You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of Your stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of Your stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of Your stock outstanding immediately after such dividend or distribution. We will thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Applicable Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Applicable Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

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If You Change the Antidilution Rights of the Applicable Preferred Stock or Your Certificate of Incorporation. All antidilution rights applicable to the Series B Preferred purchasable under this Warrant are as set forth in Your Certificate of Incorporation, as amended through the Effective Date. You will promptly provide Us with any restatement, amendment, modification or waiver of Your Certificate of Incorporation.

5.	WE CAN TRANSFER THIS PLAIN ENGLISH WARRANT.

Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant and all its rights. You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer. So long as You have not assigned Your assets for the benefit of Your creditors, have entered (voluntarily or involuntarily) a bankruptcy proceeding, liquidated or taken any action for the purpose of the foregoing, You may refuse to transfer this Warrant or any Applicable Preferred Stock to any person who directly competes with You (as determined in good faith by You) unless Your stock is publicly traded.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.

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Reservation of Applicable Preferred Stock. The Applicable Preferred Stock issuable upon exercise of Our rights under this Warrant will be duly and validly reserved and when issued in accordance with the provisions of this Warrant will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Applicable Preferred Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or Federal securities laws.

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Due Authority. Your execution and delivery of this Warrant and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Applicable Preferred Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant is not inconsistent with the Your Certificate of Incorporation or Bylaws, does not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which You are a party or by which You are bound, and this Warrant constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

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Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to execution, delivery and Your performance of Your obligations under this Warrant, except for the filing of any required notices pursuant to Federal and state securities laws, which filings will be effective by the times required thereby.

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Issued Securities. All of Your issued and outstanding shares of Common Stock, Applicable Preferred Stock or any other securities have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock and Applicable Preferred Stock were issued in full compliance with all Federal and state securities laws. In addition, as of the Effective Date:

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Your authorized capital consists of (A) 98,171,522 shares of Class A Common Stock, of which 3,009,647 shares are issued and outstanding, (B) 44,440 shares of Class B Common Stock, of which all shares are issued and outstanding, (C) 18,000,000 shares of Series A Preferred Stock, of which 17,776,000 shares are issued and outstanding, (D) 285,714 shares of Series X Preferred Stock, none of which are issued and outstanding, (E) 31,874,999 shares of Series B Preferred Stock, of which 30,803,570 shares are issued and outstanding, (F) 26,250,003 shares of Series B-1 Preferred Stock, none of which are issued and outstanding and (G) 8,215,962 shares of Series B-2 Preferred Stock, all of which are issued and outstanding.

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You have reserved 8,800,000 shares of Common Stock for issuance under Your Stock Incentive Plan, under which (i) 1,209,667 shares of Class A Common Stock have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options and remain outstanding, (ii) options to purchase 6,809,749 shares of Class A Common Stock have been granted and are currently outstanding, and (iii) 780,584 shares of Class A Common Stock remain available for future issuance to officers, directors and employees of the Company pursuant to the Company’s Stock Incentive Plan, as amended. Except as otherwise provided in this Warrant and as noted above, and except for (a) Warrants to Purchase Stock issued to Silicon Valley Bank to purchase an aggregate of 70,048 shares of Series A Preferred Stock, (b) the Warrant to Purchase Preferred Stock issued to Kwacker Limited to purchase an aggregate of 55,000 shares of Series B Preferred Stock and (c) the Plain English Warrants issued to Us, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Your capital stock or other of Your securities.

•	Except as set forth in Your Investor Rights Agreement, Your shareholders do not have preemptive rights to purchase new issuances of Your capital stock.

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Other Commitments to Register Securities. Except as set forth in Your Investor Rights Agreement, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.

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Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, the issuance of the Applicable Preferred Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Regulation D thereof, and (ii) the qualification requirements of the applicable state securities laws.

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Compliance with Rule 144. We may sell the Applicable Preferred Stock issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ten (10) business days of Our request, You agree to furnish Us, a written statement confirming Your compliance, to the extent applicable, with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.

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Tax Covenants. Upon Our exercise of this Warrant, You will issue to Us certificates for shares of Applicable Preferred Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Applicable Preferred Stock. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than TriplePoint Capital LLC.

7.	OUR REPRESENTATIONS AND COVENANTS TO YOU.

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Investment Purpose. The right to acquire Applicable Preferred Stock or the Applicable Preferred Stock issuable upon exercise of Our rights contained herein and the Common Stock issuable upon conversion will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same except pursuant to a registration under the 1933 Act or an exemption therefrom.

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Private Issue. We understand (i) that this Warrant, the Applicable Preferred Stock issuable upon exercise of this Warrant and the Common Stock issuable upon conversion of the Applicable Preferred Stock are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.

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Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Applicable Preferred Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Applicable Preferred Stock unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant, and (iii) if You request, We shall have furnished You with an opinion of counsel in form and substance satisfactory to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Applicable Preferred Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Applicable Preferred Stock do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Applicable Preferred Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the Securities and Exchange Commission (the “SEC”) or a ruling shall have been issued to the You at Our request by the SEC stating that no action shall be recommended by such staff or taken by the SEC, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Applicable Preferred Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Applicable Preferred Stock not bearing any restrictive legend referring to 1933 Act registration or exemption.

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Financial Risk. We have such knowledge and experience in financial and business matters and knowledge of Your business affairs and financial condition as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment.

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Risk of No Registration. We understand that if You do not register with the SEC pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Applicable Preferred Stock pursuant to this Warrant, or (ii) the Applicable Preferred Stock issuable upon exercise of the right to purchase, or (iii) the Common Stock issuable upon conversion of the Applicable Preferred Stock, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Applicable Preferred Stock or Applicable Preferred Stock or Common Stock issuable upon conversion of the Applicable Preferred Stock, which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

•	Accredited Investor. We are an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

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Market Stand-Off. In connection with Your IPO and upon request of You or the underwriters managing such offering of Your securities, We agree not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any of Your securities (other than any disposed of in the registration and those acquired by Us in the registration or thereafter in open market transactions) without the prior written consent of You or such managing underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by You or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of Your IPO. You may impose stock-transfer instructions and may stamp each such certificate with a legend with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. We agree to execute a market standoff agreement with said underwriters in customary form consistent with the provisions hereof. Notwithstanding the foregoing, We agree that the 180-day period may be extended for up to such number of additional days as is deemed necessary by You or the managing underwriters to continue coverage by research analysts in accordance with NASD Rule 2711 or any successor rule.

8.	NOTICES YOU AGREE TO PROVIDE US.

You agree to give Us at least twenty (20) days prior written notice before the effective date of any of the following events:

•	If You Pay a dividend or distribution declaration upon your stock.

•	If You offer for subscription pro-rata to the existing shareholders additional stock or other rights.

•	If You consummate a Merger Event.

•	If You consummate Your IPO.

•	If You dissolve or liquidate.

All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.

Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us.

9.	DOCUMENTS YOU WILL PROVIDE US.

•	Certified Resolutions of Your Board of Directors authorizing this Warrant

10.	OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.

Effective Date. This Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant shall be binding upon any of the successors or assigns of the Parties.

Attorney’s Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant.

Governing Law. This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.

Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Plain English Warrant. Service of process on any party hereto in any action arising out of or relating to this agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve Persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or 3 days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party, in any case addressed as follows:

If to TriplePoint Capital LLC, to Our “Contact Person” designated on the cover page at a specified “Address for Notices,” with a copy to:

If to OncoMed Pharmaceuticals, Inc., to Your “Contact Person” designated on the cover page at a specified “Address for Notices,” with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Tel: 650-328-4600

Fax: 650-463-2600

Attention: Mark V. Roeder

Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant and that in the event of any breach of this Agreement, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Agreement.

No Impairment of Rights. You will not, by amendment of your Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect Our rights against impairment.

Survival. The representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Entire Agreement. This Warrant constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the Parties, whether oral or written, with respect to such subject matter.

Amendments. Any provision of this Warrant may only be amended by a written instrument signed by the Parties.

Lost Warrants or Stock Certificates. You covenant to Us that, upon receipt of evidence reasonably satisfactory to You of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to You, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, You will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

Rights as Stockholders. We shall not, as a party to this Warrant, be entitled to vote or receive dividends or be deemed the holder of Series B Preferred Stock or any of Your other securities which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Us any of the rights of one of Your stockholders or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant is exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Facsimile Signatures. This Warrant may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page to Follow)

IN WITNESS WHEREOF, each of the Parties have caused this Plain English Warrant to be executed by its officers who are duly authorized as of the Effective Date.

YOU:	ONCOMED PHARMACEUTICALS, INC.

	By:	/s/ William Waddill

	Title:	Senior Vice President, Chief Financial Officer

US:	TRIPLEPOINT CAPITAL LLC

	By:	/s/ Sajal Srivastava

	Title:	COO

EXHIBIT I

NOTICE OF EXERCISE

To:

1.	We hereby elect to purchase shares of Your Series Preferred Stock, pursuant to the terms of the Plain English Warrant dated the day of , 200 (the “Plain English Warrant”) between You and Us, and hereby tender here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

2.	Method of Exercise (Please initial the applicable blank)

a.	We elect to exercise the Plain English Warrant by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

b.	We elect to exercise the Plain English Warrant by means of the Net Issuance Exercise method of Section 3 of the Plain English Warrant.

3.	In exercising Our rights to purchase Your Series Preferred Stock, We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Plain English Warrant.

Please issue a certificate or certificates representing these purchased shares of Series      Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:	TRIPLEPOINT CAPITAL LLC

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

                                         , hereby acknowledges receipt of the “Notice of Exercise” from TRIPLEPOINT CAPITAL LLC, to purchase              shares of the Series      Preferred Stock of                     , pursuant to the terms of the Plain English Warrant, and further acknowledges that              shares remain subject to purchase under the terms of the Plain English Warrant.

YOU:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

FOR VALUE RECEIVED, the foregoing Plain English Warrant and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

Whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Transferee’s Signature:

Transferee’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Plain English Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should present to OncoMed Pharmaceuticals, Inc. proper evidence of authority to assign the foregoing Plain English Warrant.